Exhibit 12.1

350 East Las Olas Boulevard, Suite 1750 Ft. Lauderdale, FL 33301-4268 Telephone: 954-991-5420 Facsimile: 844-670-6009 http://www.dickinsonwright.com

May 20, 2025

Worthy Wealth Realty, Inc.

11175 Cicero Dr., Suite, 100

Alpharetta, Georgia 30022

Re:	Worthy Wealth Realty, Inc. Offering Statement on Form 1-A

Dear Ladies and Gentlemen:

This opinion is furnished to you in connection with an Offering Statement on Form 1-A (the “Offering Statement”), filed with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”), for the proposed offering by Worthy Wealth Realty, Inc., a Georgia corporation (the “Company”), of up to 75,000,000 of the Company’s Worthy Wealth Housing Bonds (“Bonds”), with an aggregate principal amount of $75,000,000, which includes up to (i) 7,475,000 of the Bonds for a purchase price of $10.00 per Bond, with an aggregate principal amount of $74,875,000, for cash and (ii) 12,500 of the Bonds, with a value of $10.00 per Bond and an aggregate principal amount of $125,000, under the Company’s Worthy Wealth Realty Referral Program (not for cash).

We are acting as counsel for the Company in connection with the issuance and sale by the Company of the Bonds. We have examined signed copies of the Offering Statement as filed with the Commission and the form of Worthy Wealth Realty Bond Investor Agreement (for cash). We have also examined and relied upon originals or copies, certified or otherwise identified to our satisfaction, of (i) the articles of incorporation of the Company, (ii) the bylaws of the Company, and (iii) such other agreements and instruments, certificates of public officials, officers of the Company and other persons, and such other documents, instruments and certificates as we have deemed necessary as a basis for the opinions hereinafter expressed.

In our examination of the foregoing documents, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as copies, the authenticity of the originals of such latter documents, the legal competence of all signatories to such documents and the completeness and accuracy of the corporate records of the Company provided to us by the Company.

We express no opinion with regard to the applicability or effect of the law of any jurisdiction other than, as in effect on the date of this letter, (a) the internal laws of the State of Georgia, and (b) the federal laws of the United States.

D i c k i n s o n W r i g h t P L L C

Based upon and subject to the foregoing, we are of the opinion that the Bonds, when issued and delivered in the manner and/or on the terms described in the Offering Statement as filed (after it is declared qualified), will be validly issued, fully paid and will be a binding obligation of the Company, enforceable against the Company in accordance with their terms, except to the extent that enforcement thereof may be limited by (1) bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance or other similar laws now or hereafter in effect relating to creditors’ rights generally and (2) general principles of equity (regardless of whether enforceability is considered in a proceeding at law or in equity).

Please note that we are opining only as to the matters expressly set forth herein, and no opinion should be inferred as to any other matters. This opinion is based upon currently existing statutes, rules, regulations and judicial decisions, and we disclaim any obligation to advise you of any change in any of these sources of law or subsequent legal or factual developments which might affect any matters or opinions set forth herein.

We hereby consent to the filing of this opinion with the Commission as an exhibit to the Offering Statement in accordance with the requirements of paragraph 12 of Item 17 of Form 1-A and to the use of our name therein and in the related Offering Circular under the caption “Legal Matters.” In giving this consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission promulgated thereunder.

Very truly yours,

/s/ Dickinson Wright PLLC